EXHIBIT 3.1

                  CERTIFICATE OF FORMATION
                             OF
         ALLEGHENY ENERGY UNIT 1 AND UNIT 2, L.L.C.




      1.    The  name  of  the limited liability  company  is

ALLEGHENY ENERGY UNIT 1 AND UNIT 2, L.L.C.

      2.    The address of its registered office in the State

of  Delaware  is The Corporation Trust Company,  1209  Orange

Street, in the City of Wilmington, County of New Castle.  The

name  of  its  registered  agent  at  such  address  is   The

Corporation Trust Company.

           IN  WITNESS WHEREOF, the undersigned has  executed

this Certificate of Formation of ALLEGHENY ENERGY UNIT 1  AND

UNIT 2, L.L.C. this 12th day of May, 1999.


                            Member:
                            ALLEGHENY ENERGY, INC., a
                            Maryland corporation


                            By: /s/ PETER J. SKRGIC
                            Name:   Peter J. Skrgic
                            Title:     Senior Vice President